Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong First Quarter Fiscal 2022 Results
ATLANTA, January 27, 2022 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2021.
“Strong first quarter results and continuing strength in the housing market have positioned us well for our fiscal year,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “We generated significant gains in operating margin and adjusted EBITDA, leading to first quarter net income that was more than double the prior year. We also published our first ESG Summary, outlining both recent achievements and current initiatives.”
Commenting on market conditions and updated fiscal 2022 full-year expectations, Mr. Merrill said, “The new home market continues to be characterized by strong demand and limited supply, supported by growth in both employment and wages. Given this backdrop, the strength in our first quarter results and the visibility we have into our backlog, we are confident our full-year results will exceed our previously communicated target of $5.00 despite continuing industry-wide challenges in labor and material availability. Incrementally, we plan to realize full-year energy efficiency tax credits which should add about $0.40 to earnings. We also expect further growth in our active lot position as we achieve our multi-year goal of reducing total debt below $1 billion during the fiscal year.”
Looking further out, Mr. Merrill concluded, “We are positioned to continue growing profitability and returns, from a less leveraged and more efficient balance sheet, while expanding our ESG activities to create durable value for our stakeholders.”
Beazer Homes Fiscal First Quarter 2022 Highlights and Comparison to Fiscal First Quarter 2021
•Net income from continuing operations of $34.9 million, or $1.14 per diluted share, compared to net income from continuing operations of $12.0 million, or $0.40 per diluted share, in fiscal first quarter 2021
•Adjusted EBITDA of $61.1 million, up 40.1%
•Homebuilding revenue of $446.7 million, up 5.3% on a 15.1% increase in average selling price to $438.4 thousand, partially offset by a 8.5% decrease in home closings to 1,019
•Homebuilding gross margin was 20.9%, up 330 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 24.2%, up 210 basis points
•SG&A as a percentage of total revenue was 11.8%, down 90 basis points year-over-year
•Net new orders of 1,141, down 20.9% on a 16.2% decrease in average community count to 114 and a 5.6% decrease in orders/community/month to 3.3
•Dollar value of backlog of $1,405.2 million, up 20.9%. The average selling price of homes in backlog was $483.2 thousand, up 17.9% from $409.7 thousand
•Unrestricted cash at quarter end was $157.7 million; total liquidity was $407.7 million
The following provides additional details on the Company's performance during the fiscal first quarter 2022:
Profitability. Net income from continuing operations was $34.9 million, generating diluted earnings per share of $1.14. This included the impact of energy efficiency tax credits of $3.2 million. Income from continuing operations before income taxes of $41.4 million increased by $25.2 million, or 155.9%, compared to $16.2 million in the prior year period. First quarter adjusted EBITDA of $61.1 million was up $17.5 million, or 40.1%, year-over-year. The increase in profitability was primarily driven by higher revenue, homebuilding gross margin and improved SG&A leverage.
Orders. Net new orders for the first quarter decreased to 1,141, down 20.9% from 1,442 in the prior year period. The decrease in net new orders was driven by a 16.2% decrease in average community count to 114 and a 5.6%

decrease in sales pace to 3.3 orders per community per month, down from 3.5 in the prior year period. Sale pace, although down year-over-year, remained strong by historical standards. The cancellation rate for the quarter was 11.8%, an improvement of 50 basis points year-over-year.
Backlog. The dollar value of homes in backlog as of December 31, 2021 increased 20.9% to $1,405.2 million, representing 2,908 homes, compared to $1,162.4 million, representing 2,837 homes, at the same time last year. The average selling price of homes in backlog was $483.2 thousand, up 17.9% from $409.7 thousand in the previous year.
Homebuilding Revenue. First quarter homebuilding revenue was $446.7 million, up 5.3% year-over-year. The increase in homebuilding revenue was driven by a 15.1% increase in the average selling price to $438.4 thousand, partially offset by a 8.5% decrease in home closings to 1,019 homes.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 24.2% for the first quarter, up 210 basis points year-over-year, driven primarily by pricing increases and lower sales incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.8% for the quarter, down 90 basis points year-over-year as a result of the Company's continued focus on overhead cost management while benefiting from higher revenue driven by growth in average selling price.
Land Position. Controlled lots increased 22.6% to 23,049, compared to 18,801 from the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 22,426, up 23.6% year-over-year. The Company had 11,027 lots, or 49.2% of its total active lots, under option contracts as compared to 7,536 lots, or 41.5% of its total active lots, under option contracts as of December 31, 2020.
Liquidity. At the close of the first quarter, the Company had approximately $407.7 million of available liquidity, including $157.7 million of unrestricted cash and a fully undrawn revolving credit facility capacity of $250.0 million.
Commitment to ESG
The Company recently published its inaugural ESG Summary, which contains detailed disclosures of environmental, social and governance (ESG) initiatives, as well as metrics that are responsive to sustainability accounting standards promulgated by the Sustainability Accounting Standards Board (SASB) for companies within the homebuilding industry. The ESG Summary represents another step forward in the Company's commitment to increased ESG accountability and provides a foundation to build increased transparency by directly reporting on relevant sustainability issues, risks and opportunities that impact the business.
As part of the Company's ESG initiatives, in December 2020, Beazer became the first national builder to publicly commit to ensuring that by the end of 2025 every home the Company builds will be Net Zero Energy Ready. Net Zero Energy Ready means that each home will have a gross HERS® index score (before any benefit of renewable energy production) of 45 or less, and homeowners will be able to achieve net zero energy consumption by attaching a properly sized renewable energy system.

Summary results for the three months ended December 31, 2021 are as follows:

Three Months Ended December 31,
2021	2020	Change*
New home orders, net of cancellations	1,141	1,442	(20.9)%
Orders per community per month	3.3	3.5	(5.6)%
Average active community count	114	136	(16.2)%
Actual community count at quarter-end	116	134	(13.4)%
Cancellation rates	11.8%	12.3%	(50)	bps

Total home closings	1,019	1,114	(8.5)%
Average selling price (ASP) from closings (in thousands)	$438.4	$380.8	15.1%
Homebuilding revenue (in millions)	$446.7	$424.2	5.3%
Homebuilding gross margin	20.9%	17.6%	330 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	20.9%	17.8%	310 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	24.2%	22.1%	210 bps

Income from continuing operations before income taxes (in millions)	$41.4	$16.2	$25.2
Expense from income taxes (in millions)	$6.5	$4.1	$2.3
Income from continuing operations, net of tax (in millions)	$34.9	$12.0	$22.9
Basic income per share from continuing operations	$1.15	$0.40	$0.75
Diluted income per share from continuing operations	$1.14	$0.40	$0.74

Net income	$34.9	$12.0	$22.9

Land and land development spending (in millions)	$130.7	$109.6	$21.1

Adjusted EBITDA (in millions)	$61.1	$43.6	$17.5
LTM Adjusted EBITDA (in millions)	$280.2	$218.6	$61.6
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of December 31,
	2021	2020	Change
Backlog units	2,908	2,837	2.5%
Dollar value of backlog (in millions)	$1,405.2	$1,162.4	20.9%
ASP in backlog (in thousands)	$483.2	$409.7	17.9%
Land and lots controlled	23,049	18,801	22.6%
Conference Call
The Company will hold a conference call on January 27, 2022 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on February 3, 2022 at 866-373-1992 (for international callers, dial 203-369-0266) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation and governmental actions, each of which is outside our control and affects the affordability of, and demand for, the homes we sell; (iii) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (iv) supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances; (v) shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor; (vi) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (vii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (viii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (ix) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (x) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has no control; (xi) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (xii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xiii) increased competition or delays in reacting to changing consumer preferences in home design; (xiv) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xv) the potential recoverability of our deferred tax assets; (xvi) increases in corporate tax rates; (xvii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xviii) the results of litigation or government proceedings and fulfillment of any related obligations; (xix) the impact of construction defect and home warranty claims; (xx) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xxi) the impact of information technology failures, cybersecurity issues or data security breaches; (xxii) the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water; and (xxiii) the success of our ESG initiatives, including our ability to meet our goal that every home we build will be Net Zero Energy Ready by 2025 as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2021	2020
Total revenue	$454,149	$428,539
Home construction and land sales expenses	356,749	352,781
Inventory impairments and abandonments	—	465
Gross profit	97,400	75,293
Commissions	15,813	16,507
General and administrative expenses	37,767	37,976
Depreciation and amortization	2,881	3,122
Operating income	40,939	17,688
Equity in income (loss) of unconsolidated entities	288	(75)
Other income (expense), net	131	(1,452)
Income from continuing operations before income taxes	41,358	16,161
Expense from income taxes	6,463	4,125
Income from continuing operations	34,895	12,036
Loss from discontinued operations, net of tax	(10)	(39)
Net income	$34,885	$11,997
Weighted-average number of shares:
Basic	30,336	29,771
Diluted	30,724	30,086

Basic income per share:
Continuing operations	$1.15	$0.40
Discontinued operations	—	—
Total	$1.15	$0.40
Diluted income per share:
Continuing operations	$1.14	$0.40
Discontinued operations	—	—
Total	$1.14	$0.40

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2021	2020
Capitalized interest in inventory, beginning of period	$106,985	$119,659
Interest incurred	18,311	19,902
Interest expense not qualified for capitalization and included as other expense	—	(1,600)
Capitalized interest amortized to home construction and land sales expenses	(14,780)	(18,813)
Capitalized interest in inventory, end of period	$110,516	$119,148

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents	$157,701	$246,715
Restricted cash	29,196	27,428
Accounts receivable (net of allowance of $290 and $290, respectively)	20,802	25,685
Income tax receivable	9,604	9,929
Owned inventory	1,581,801	1,501,602
Investments in unconsolidated entities	4,590	4,464
Deferred tax assets, net	198,946	204,766
Property and equipment, net	22,898	22,885
Operating lease right-of-use assets	12,129	12,344
Goodwill	11,376	11,376
Other assets	11,148	11,616
Total assets	$2,060,191	$2,078,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$114,701	$133,391
Operating lease liabilities	13,852	14,154
Other liabilities	121,441	152,351
Total debt (net of debt issuance costs of $8,592 and $8,983, respectively)	1,054,938	1,054,030
Total liabilities	1,304,932	1,353,926
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,459,708 issued and outstanding and 31,294,198 issued and outstanding, respectively)	31	31
Paid-in capital	861,648	866,158
Accumulated deficit	(106,420)	(141,305)
Total stockholders’ equity	755,259	724,884
Total liabilities and stockholders’ equity	$2,060,191	$2,078,810

Inventory Breakdown
Homes under construction	$726,379	$648,283
Land under development	646,161	648,404
Land held for future development	19,879	19,879
Land held for sale	10,822	9,179
Capitalized interest	110,516	106,985
Model homes	68,044	68,872
Total owned inventory	$1,581,801	$1,501,602

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2021	2020
Closings:
West region	603	642
East region	245	223
Southeast region	171	249
Total closings	1,019	1,114

New orders, net of cancellations:
West region	655	782
East region	236	320
Southeast region	250	340
Total new orders, net	1,141	1,442

	As of December 31,
Backlog units:	2021	2020
West region	1,705	1,505
East region	602	721
Southeast region	601	611
Total backlog units	2,908	2,837
Aggregate dollar value of homes in backlog (in millions)	$1,405.2	$1,162.4
ASP in backlog (in thousands)	$483.2	$409.7

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2021	2020
Homebuilding revenue:
West region	$256,492	$232,940
East region	114,287	97,964
Southeast region	75,950	93,325
Total homebuilding revenue	$446,729	$424,229

Revenue:
Homebuilding	$446,729	$424,229
Land sales and other	7,420	4,310
Total revenue	$454,149	$428,539

Gross profit:
Homebuilding	$93,304	$74,837
Land sales and other	4,096	456
Total gross profit	$97,400	$75,293

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternative to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended December 31,
in thousands	2021		2020
Homebuilding gross profit/margin	$93,304	20.9%	$74,837	17.6%
Inventory impairments and abandonments (I&A)	—		465
Homebuilding gross profit/margin excluding I&A	93,304	20.9%	75,302	17.8%
Interest amortized to cost of sales	14,780		18,560
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$108,084	24.2%	$93,862	22.1%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended December 31,		LTM Ended (a)
in thousands	2021	2020	2021	2020
Net income	$34,885	$11,997	$144,909	$61,477
Expense from income taxes	6,460	4,114	23,847	22,006
Interest amortized to home construction and land sales expenses and capitalized interest impaired	14,780	18,813	83,257	94,806
Interest expense not qualified for capitalization	—	1,600	1,181	8,626
EBIT	56,125	36,524	253,194	186,915
Depreciation and amortization	2,881	3,122	13,735	15,335
EBITDA	59,006	39,646	266,929	202,250
Stock-based compensation expense	2,108	3,511	10,764	11,236
Loss on extinguishment of debt	—	—	2,025	—
Inventory impairments and abandonments (b)	—	465	388	2,576
Restructuring and severance expenses	—	(10)	—	1,307
Litigation settlement in discontinued operations	—	—	120	1,260
Adjusted EBITDA	$61,114	$43,612	$280,226	$218,629
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”